EXHIBIT 23.1


KPMG
757 Third Avenue
New York, NY  10017

              Consent of Independent Certified Public Accountants




The Board of Directors
Yonkers Financial Corporation:


We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-37667 and No. 333-37669) of our report dated October 24, 2000 relating to the consolidated balance sheets of Yonkers Financial Corporation and subsidiary as of September 30, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 2000, which report appears in the September 30, 2000 Annual Report on Form 10-K of Yonkers Financial Corporation.



/s/ KPMG LLP

New York, New York
December 26, 2000